UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM 8-K
________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest reported) October 24, 2019
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BRICKELL BIOTECH, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-21088	93-0948554
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5777 Central Avenue
Suite 102
Boulder, CO 80301
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (720) 565-4755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	BBI	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On October 23, 2019, Bodor Laboratories, Inc. (“Bodor”) notified Brickell Biotech, Inc. (the “Company”) of its termination of the Bodor license agreement with the Company, dated December 15, 2012, as amended by Amendment No. 1 to License Agreement, effective as of October 21, 2013, and Amendment No. 2 to License Agreement, effective as of March 31, 2015 (the “License Agreement”). Bodor alleges that the Company materially breached the License Agreement resulting in its termination.

Additionally, on October 23, 2019, Bodor and Nicholas S. Bodor (the “Plaintiffs”) filed a complaint against the Company in the United States District Court for the Southern District of Florida. The complaint alleges damages incurred by the Plaintiffs in connection with the Company’s alleged breach of the License Agreement. The complaint seeks: (i) declaratory judgment that the termination of the License Agreement by the Plaintiffs was valid and enforceable; (ii) an injunction requiring the Company to cease and desist use of the Plaintiffs’ intellectual property; and (iii) damages for breach of contract and breach of the covenant of good faith and fair dealing. The Company believes that termination of the License Agreement is unwarranted. The Company intends to defend against the allegations vigorously. The dispute and resulting litigation may divert management’s attention from the day-to-day operation of the Company’s business, result in substantial cost to the Company and may result in the suspension of payments under the product funding agreement that the Company previously entered into with NovaQuest Co-Investment Fund X, L.P.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2019	Brickell Biotech, Inc.

	By:	/s/ Robert B. Brown
	Name:	Robert B. Brown
	Title:	Chief Executive Officer

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